United States
Securities and Exchange Commission
Washington, D.C. 20549

Form 8-K
Current Report

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report: January 5, 2010

REALTY INCOME CORPORATION
(Exact name of registrant as specified in its charter)

Maryland	1-13374	33-0580106
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(IRS Employer Identification No.)

600 La Terraza Boulevard, Escondido, California 92025-3873
(Address of principal executive offices)

(760) 741-2111
(Registrant's telephone number, including area code)

N/A
(former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02   Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 5, 2010, Realty Income Corporation (the “Company”) entered into amended and restated employment agreements with each of Messrs. Thomas A. Lewis (Vice Chairman of the Board of Directors and Chief Executive Officer), Gary M. Malino (President and Chief Operating Officer), Paul M. Meurer (Executive Vice President, Chief Financial Officer and Treasurer), Michael R. Pfeiffer (Executive Vice President, General Counsel and Secretary) and Richard G. Collins (Executive Vice President, Portfolio Management).  The amended and restated employment agreements supersede and replace the current employment agreements between the executives and the Company that were entered into in October 2008.

The employment agreements provide for an indefinite term of employment that will continue until the executive’s employment is terminated by either party in accordance with the terms of the agreement.  Messrs. Lewis, Malino, Meurer, Pfeiffer and Collins will receive annual base salaries of no less than $550,000, $400,000, $325,000, $300,000 and $220,000, respectively, under each of their employment agreements.  Any annual bonus payable to the executive during the term of the employment agreement will be solely at the discretion of the Company and will be subject to and conditioned upon the executive’s employment with the Company through the date of payment of such bonus.  The employment agreements also generally provide for the executive’s participation in the Company’s 2003 Incentive Award Plan and eligibility to participate in any group medical insurance plan, qualified pension or profit sharing plan or any other employee benefit plan maintained by the Company and applicable to all other employees, including vacation policies.

Consistent with the prior employment agreements, if the executive’s employment with the Company is terminated by the Company without “cause” or by reason of a “constructive termination” (each as defined in the employment agreements), in either case prior to or more than twelve months after a “change in control” of the Company (as defined in the employment agreements), and subject to the executive’s execution and non-revocation of a general release of claims, the executive will be entitled to receive (i) a single lump-sum cash payment in an amount equal to twelve months of the executive’s then current base salary plus the average of the last three years’ cash bonus paid to the executive (excluding commissions, if any), and (ii) continued group medical insurance coverage at the Company’s expense for a period of twelve months from the date of such termination or until the executive becomes covered under another group medical insurance plan, whichever occurs first.  If the executive’s employment with the Company is terminated by the Company without cause or by reason of a constructive termination, in either case on or within twelve months after a change in control of the Company, in lieu of the severance payment and benefits described in the preceding sentence, and subject to the executive’s execution and non-revocation of a general release of claims, the executive will be entitled to receive (i) a single lump-sum cash payment in an amount equal to eighteen months of the executive’s then current base salary plus the average of the last three years’ cash bonus paid to the executive (excluding commissions, if any), and (ii) continued group medical insurance coverage at the Company’s expense for a period of eighteen months from the date of such termination or until the executive becomes covered under another group medical insurance plan, whichever occurs first.  The employment agreements do not provide for any additional benefits or payments upon the executive’s termination of employment for any other reason, other than the payment of accrued obligations and any life or disability insurance benefits to which the executive may otherwise be entitled.

The employment agreements require that the executive devote his full time, attention and energy to the Company’s business and may not engage in any other business activity which would interfere with the performance of his duties or be competitive with the Company’s business, unless specifically permitted by the Company’s Board of Directors. This restriction does not prevent the executive from making passive investments, so long as such investments do not require the executive’s services in a manner that would impair the performance of his duties under the employment agreement.  The employment agreements also indefinitely restrict the disclosure and use by the executive of the Company’s confidential information.

The foregoing summary is qualified in its entirety by reference to the full text of the employment agreement, a form of which is attached hereto as Exhibit 10.1 and incorporated by reference herein.

Item 9.01   Financial Statements and Exhibits

(d) Exhibits

10.1   Form of Employment Agreement entered into between the Company and Messrs. Lewis, Malino, Meurer, Pfeiffer and Collins.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 7, 2010	REALTY INCOME CORPORATION
	By:	/s/ MICHAEL R. PFEIFFER
Michael R. Pfeiffer
Executive Vice President, General Counsel and Secretary

INDEX TO EXHIBITS

Exhibit No.                              Description

10.1	Form of Employment Agreement entered into between the Company and Messrs. Lewis, Malino, Meurer, Pfeiffer and Collins.